Agreement for Sale of Goods

This Agreement for Sale of Goods is made on February 17, 2015 by and between Makkanotti Group Corp. ("Seller") with its principal place of business at 73 Larnakos Avenue, 1046 Nicosia, Cyprus and Epidorpio Confectionery, ("Buyer") with its principal place of business at 10 Kallistratous, Industrial Area, Egkomi Municipality, 2409, Nicosia, Cyprus, ("Parties") for the purchase of the goods described below ("Goods"):

Different size of paper bags of two different types: without handle with flat bottom paper bags and strung in the corner paper bags.

1. Term. This Agreement shall begin on February 17, 2015, and the end upon last order, unless the parties agree otherwise.

2. Delivery/ acceptance. Buyer agreed to accept the Goods in Seller's office. Buyer will give Seller 20 days' advance notice regarding the quantity requested by Buyer. Upon receipt of the request for acceptance Goods, Seller will arrange the Goods and prepare them for acceptance by Buyer in Seller's office.

3. Risk of Loss. The risk of loss from any casualty to the Goods, regardless of the cause, will be the responsibility of the Buyer once the goods have been accepted by the Buyer.

4. Acceptance. Buyer will have the right to inspect the Goods, Buyer must give writing notice to Seller of any claim for damages on account of condition, quality, or grade of the goods, and Buyer must specify the basis of the claim in detail. Failure of Buyer to comply with these conditions will constitute irrevocable acceptance of the goods by Buyer.

5. Charges. Buyer shall provide Purchase Order to Seller upon and for each order. Buyer shall pay half of charges in advance and another half on terms of Net 30 Days Receipt of Goods, unless the parties agree otherwise.

6. Warranty. Seller warrants that the goods sold hereunder are new and free from substantive defects. Seller's liability under the foregoing warranty is limited to replacement of goods or refund of the purchase price at Seller's sole option. No other warranty, express or implied, is made by Seller.

9. Force Majeure. Seller may, without liability, delay performance or cancel this Agreement on account of force majeure events or other circumstances beyond its control, including, but not limited to, strikes, acts of God, political unrest, terrorism, embargo, failure of source of supply, or casualty.

10. Miscellaneous. This Agreement contains the entire agreement between the parties and supersedes and replaces all such prior agreements with respect to matters expressly set forth herein. No modification shall be made to this Agreement except in writing and signed by both parties. This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, successors, assigns and personal representatives.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SIGNATURE AND NAME OF SELLER, /s/Anna Ioannou Makkanotti Group Corp.	SIGNATURE AND NAME OF BUYER, /s/Helen Manolis Epidorpio Confectionery